As filed with the Securities and Exchange Commission on December 18, 2003
Registration No. 333-108781

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Eyetech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	13-4104684
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Seventh Avenue, 18th Floor

New York, New York 10018
(212) 997-9241
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David R. Guyer, M.D.

Chief Executive Officer
Eyetech Pharmaceuticals, Inc.
500 Seventh Avenue, 18th Floor
New York, New York 10018
(212) 997-9241
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

David E. Redlick, Esq. Stuart R. Nayman, Esq. Hale and Dorr LLP 300 Park Avenue New York, New York 10022 (212) 937-7200	Douglas H. Altschuler, Esq. Eyetech Pharmaceuticals, Inc. 500 Seventh Avenue, 18th Floor New York, New York 10018 (212) 997-9241	Patrick O’Brien, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

      This Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-108781) is being filed solely for the purpose of filing certain exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

Item 13.	Other Expenses of Issuance and Distribution

      The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee.

Securities and Exchange Commission registration fee	$12,095
National Association of Securities Dealers Inc. fee	15,450
NASDAQ Stock Market listing fee	100,000
Accountants’ fees and expenses	400,000
Legal fees and expenses	950,000
Blue Sky fees and expenses	5,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	350,000
Miscellaneous	162,455

Total	$2,000,000

Item 14.	Indemnification of Directors and Officers

      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise(all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indedmnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or in a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

      Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by the Registrant within the past three years. Also included is the consideration, if any, received by the Registrant for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

      (a) Issuances of Capital Stock

1. On March 30, 2000, the Registrant issued to Gilead Sciences, Inc. a warrant to purchase 833,333 shares of series B convertible preferred stock at an exercise price of $6.00 per share in partial consideration for the Registrant entering into a license agreement whereby Gilead Sciences, Inc. licensed to the Registrant rights to a certain drug.

2. In April, August, October and November 2000, and January and February 2001, the Registrant issued an aggregate of 5,786,998 shares of series B convertible preferred stock at a price per share of $6.00, together with warrants to purchase an aggregate of 1,142,902 shares of series B convertible preferred stock at an exercise price of $6.00 per share to individual and institutional investors, including Merrill Lynch Entities, Lakeview EyeTech, L.P. and Schroder Ventures Entities.

3. In July and August 2001, the Registrant issued an aggregate of 7,964,229 shares of series C-1 convertible preferred stock at a price per share of $6.80, together with warrants to purchase an aggregate of 1,592,846 shares of series C-1 convertible preferred stock at an exercise price of $6.80 per share to individual and institutional investors, including J.P. Morgan Partners (BHCA), L.P., Biotech Growth, N.V. (BB Biotech), MPM Capital, LP, Merrill Lynch Entities, Lakeview EyeTech II, L.P. and Schroder Ventures Entities.

4. In August 2002, the Registrant issued an aggregate of 7,521,777 shares of series C-2 convertible preferred stock at a price per share of $7.20, together with warrants to purchase an aggregate of 1,504,354 shares of series C-2 convertible preferred stock at an exercise price of $7.20 per share to existing investors, including J.P. Morgan Partners (BHCA), L.P., Biotech Growth, N.V. (BB Biotech), MPM Capital, LP, Merrill Lynch Entities, Lakeview EyeTech II, L.P. and Schroder Ventures Entities.

5. In February 2003, the Registrant issued 2,747,253 shares of series D convertible preferred stock to an affiliate of Pfizer Inc. at a price per share of $9.10.

6. In September, October and November 2003, upon the exercise of warrants, the Registrant issued an aggregate of 529,987 shares of series C-1 convertible preferred stock at a price per share of $6.80 to MPM Capital, LP, Biotech Growth N.V. and individual investors.

7. In September, October and November 2003, upon the exercise of warrants, the Registrant issued an aggregate of 504,780 shares of series C-2 convertible preferred stock at a price per share of $7.20 to MPM Capital, LP, Biotech Growth, N.V. and individual investors.

8. In October 2003, upon the exercise of a warrant, the Registrant issued an aggregate of 3,333 shares of series B convertible preferred stock at a price per share of $6.00 to an individual investor.

      No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of the Registrant’s convertible preferred stock described above represented to the Registrant in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

      (b) Stock Option Grants

      As of November 15, 2003, the Registrant had issued to employees, directors and consultants 1,506,486 shares of common stock upon the exercise of stock options at a weighted average exercise price of $0.63 per share and 75,000 shares of restricted common stock at a purchase price of $1.36 per share. In addition, options to purchase 3,619,000 shares of common stock were outstanding under the Registrant’s 2001 Stock Plan, and options to purchase 1,057,500 shares of common stock were outstanding outside the Registrant’s 2001 Stock Plan.

      The issuance of stock options and the common stock issuable upon the exercise of such options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

      All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Second Amended and Restated Certificate of Incorporation of the Registrant
3	.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3	.3*	Amended and Restated Bylaws of the Registrant
3	.4*	Form of Second Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering

Exhibit
Number		Description

4	.1*	Specimen Certificate evidencing shares of common stock
4	.2*	Warrant Agreement, dated as of March 31, 2000, by and between the Registrant and Gilead Sciences, Inc.
4	.3*	Warrant Agreement Amendment, dated as of September 4, 2003, by and among the Registrant, Gilead Sciences, Inc. and University License Equity Holdings, Inc.
4	.4†*	Series D Preferred Stock Purchase Agreement, dated as of December 17, 2002, by and between the Registrant, Pfizer Ireland Pharmaceuticals and Pfizer Inc.
4	.5*	Amended and Restated Investors’ Rights Agreement, dated as of February 7, 2003, by and among the Registrant and the parties listed therein
5	.1*	Opinion of Hale and Dorr LLP
10	.1*	2001 Stock Plan, as amended
10	.2*	2003 Stock Incentive Plan
10	.3*	2003 Employee Stock Purchase Plan
10	.4†*	License Agreement, dated as of December 17, 2002, by and between Pfizer Inc. and the Registrant
10	.5†*	Collaboration Agreement, dated as of December 17, 2002, by and between Pfizer Inc. and the Registrant
10	.6†*	License, Manufacturing and Supply Agreement, dated February 5, 2002, by and between Shearwater Corporation and the Registrant
10	.7†*	Licensing Agreement, dated as of March 30, 2000 and amended on May 9, 2000, December 4, 2001 and April 12, 2002, by and between Gilead Sciences, Inc. and the Registrant
10	.8†*	License Agreement, dated as of December 31, 2001, by and between Isis Pharmaceuticals, Inc. and the Registrant
10	.9*	Consulting Agreement, dated as of October 30, 2001, by and between the Registrant and Samir Patel
10	.10*	Executive Employment Agreement, dated as of April 12, 2000, by and between the Registrant and David R. Guyer
10	.11*	Amendment to Executive Employment Agreement, dated as of August 25, 2003, by and between the Registrant and David R. Guyer
10	.12*	Employment Agreement, dated as of August 25, 2003, by and between Paul Chaney and the Registrant
10	.13*	Employment Agreement, dated as of February 1, 2002, by and between the Registrant and Glenn Sblendorio
10	.14*	Amendment to Employment Agreement, dated as of October 17, 2003, by and between the Registrant and Glenn Sblendorio
10	.15*	Employment Agreement, dated as of April 12, 2002, by and between the Registrant and Anthony P. Adamis
10	.16*	Amendment to Employment Agreement, dated as of October 20, 2003, by and between the Registrant and Anthony P. Adamis
10	.17*	Employment Agreement, dated as of August 25, 2003, by and between Douglas H. Altschuler and the Registrant
10	.18*	Restricted Stock Purchase Promissory Note, dated July 1, 2002, issued by Anthony P. Adamis to the Registrant
10	.19*	Stock Pledge Agreement, dated July 1, 2002, by and between Anthony P. Adamis and the Registrant
10	.20*	Sublease Agreement, dated as of December 19, 2001 and amended as of February 22, 2002, by and between AnswerThink, Inc., successor in interest to AnswerThink Consulting Group, Inc., and the Registrant
10	.21*	Lease Agreement, dated March 14, 2002, by and between First Industrial, L.P. and the Registrant

Exhibit
Number		Description

10	.22*	Commercial Lease, dated March 27, 2002, by and between Cummings Properties, LLC and the Registrant
10	.23†*	Manufacturing and Supply Agreement, dated as of November 11, 2003, by and between Raylo Chemicals, Inc. and the Registrant
10	.24†	Letter of Understanding, effective as of September 1, 2003, by and between the Registrant and Raylo Chemicals, Inc., as amended
10	.25†	Manufacturing and Supply Agreement, dated as of November 26, 2003 by and between the Registrant and Gilead Sciences, Inc.
21	.1*	List of Subsidiaries
23	.1*	Consent of Ernst & Young LLP
23	.2*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 18th day of December, 2003.

EYETECH PHARMACEUTICALS, INC.

By:	/s/ DAVID R. GUYER

David R. Guyer, M.D.
Chief Executive Officer, Director

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ DAVID R. GUYER David R. Guyer, M.D.		Chief Executive Officer, Director (Principal Executive Officer)	December 18, 2003

/s/ GLENN P. SBLENDORIO Glenn P. Sblendorio		Chief Financial Officer (Principal Financial and Accounting Officer)	December 18, 2003

* John McLaughlin		Chairman of the Board of Directors	December 18, 2003

* Srinivas Akkaraju, M.D., Ph.D.		Director	December 18, 2003

* Marty Glick		Director	December 18, 2003

* Michael G. Mullen, CFA		Director	December 18, 2003

* Samir Patel, M.D.		Director	December 18, 2003

* Edward Penhoet, Ph.D.		Director	December 18, 2003

* Henry Simon		Director	December 18, 2003

* Damion E. Wicker, M.D.		Director	December 18, 2003

*By:	/s/ GLENN P. SBLENDORIO Glenn P. Sblendorio Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Second Amended and Restated Certificate of Incorporation of the Registrant
3	.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3	.3*	Amended and Restated Bylaws of the Registrant
3	.4*	Form of Second Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering
4	.1*	Specimen Certificate evidencing shares of common stock
4	.2*	Warrant Agreement, dated as of March 31, 2000, by and between the Registrant and Gilead Sciences, Inc.
4	.3*	Warrant Agreement Amendment, dated as of September 4, 2003, by and among the Registrant, Gilead Sciences, Inc. and University License Equity Holdings, Inc.
4	.4†*	Series D Preferred Stock Purchase Agreement, dated as of December 17, 2002, by and between the Registrant, Pfizer Ireland Pharmaceuticals and Pfizer Inc.
4	.5*	Amended and Restated Investors’ Rights Agreement, dated as of February 7, 2003, by and among the Registrant and the parties listed therein
5	.1*	Opinion of Hale and Dorr LLP
10	.1*	2001 Stock Plan, as amended
10	.2*	2003 Stock Incentive Plan
10	.3*	2003 Employee Stock Purchase Plan
10	.4†*	License Agreement, dated as of December 17, 2002, by and between Pfizer Inc. and the Registrant
10	.5†*	Collaboration Agreement, dated as of December 17, 2002, by and between Pfizer Inc. and the Registrant
10	.6†*	License, Manufacturing and Supply Agreement, dated February 5, 2002, by and between Shearwater Corporation and the Registrant
10	.7†*	Licensing Agreement, dated as of March 30, 2000 and amended on May 9, 2000, December 4, 2001 and April 12, 2002, by and between Gilead Sciences, Inc. and the Registrant
10	.8†*	License Agreement, dated as of December 31, 2001, by and between Isis Pharmaceuticals, Inc. and the Registrant
10	.9*	Consulting Agreement, dated as of October 30, 2001, by and between the Registrant and Samir Patel
10	.10*	Executive Employment Agreement, dated as of April 12, 2000, by and between the Registrant and David R. Guyer
10	.11*	Amendment to Executive Employment Agreement, dated as of August 25, 2003, by and between the Registrant and David R. Guyer
10	.12*	Employment Agreement, dated as of August 25, 2003, by and between Paul Chaney and the Registrant
10	.13*	Employment Agreement, dated as of February 1, 2002, by and between the Registrant and Glenn Sblendorio
10	.14*	Amendment to Employment Agreement, dated as of October 17, 2003, by and between the Registrant and Glenn Sblendorio
10	.15*	Employment Agreement, dated as of April 12, 2002, by and between the Registrant and Anthony P. Adamis
10	.16*	Amendment to Employment Agreement, dated as of October 20, 2003, by and between the Registrant and Anthony P. Adamis
10	.17*	Employment Agreement, dated as of August 25, 2003, by and between Douglas H. Altschuler and the Registrant

Exhibit
Number		Description

10	.18*	Restricted Stock Purchase Promissory Note, dated July 1, 2002, issued by Anthony P. Adamis to the Registrant
10	.19*	Stock Pledge Agreement, dated July 1, 2002, by and between Anthony P. Adamis and the Registrant
10	.20*	Sublease Agreement, dated as of December 19, 2001 and amended as of February 22, 2002, by and between AnswerThink, Inc., successor in interest to AnswerThink Consulting Group, Inc., and the Registrant
10	.21*	Lease Agreement, dated March 14, 2002, by and between First Industrial, L.P. and the Registrant
10	.22*	Commercial Lease, dated March 27, 2002, by and between Cummings Properties, LLC and the Registrant
10	.23†*	Manufacturing and Supply Agreement, dated as of November 11, 2003, by and between Raylo Chemicals, Inc. and the Registrant
10	.24†	Letter of Understanding, effective as of September 1, 2003, by and between the Registrant and Raylo Chemicals, Inc., as amended
10	.25†	Manufacturing and Supply Agreement, dated as of November 26, 2003, by and between the Registrant and Gilead Sciences, Inc.
21	.1*	List of Subsidiaries
23	.1*	Consent of Ernst & Young LLP
23	.2*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.